UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: December 22, 2009 (Date of earliest event reported)

The Student Loan Corporation (Exact name of registrant as specified in its charter)

Delaware	1-11616	16-1427135

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Washington Boulevard
Stamford, Connecticut (Address of principal executive offices)		06901 (Zip Code)

(203) 975-6320 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 22, 2009, The Student Loan Corporation (the Company) entered into an amendment (the Extension) of the Omnibus Credit Agreement, dated November 30, 2000, between the Company and Citibank, N.A. (CBNA), as amended (the Omnibus Credit Agreement). CBNA owns 80% of the Company’s outstanding common stock and is an indirect wholly owned subsidiary of Citigroup Inc. The Extension changes the expiration date of the Omnibus Credit Agreement from December 31, 2009 to January 31, 2010. In addition, the Extension lowers the maximum aggregate credit available under the Omnibus Credit Agreement from $30 billion to $10.5 billion, effective January 1, 2010.   As so extended, the Omnibus Credit Agreement will expire on January 31, 2010.  However, existing borrowings will continue to mature based on their originally contracted maturities.

Item 8.01. Other Events

The Company is still negotiating a new agreement with CBNA to replace the Omnibus Credit Agreement. The terms of the potential replacement to the Omnibus Credit Agreement that currently are  being negotiated with CBNA are significantly less favorable to the Company than the current Omnibus Credit Agreement and are expected to substantially increase funding costs and reduce net income. Terms currently under discussion include: (1) $6.5-7.0 billion in aggregate credit available for new borrowings, including separate tranches (with their own sublimits and pricing) for overnight funding, FFELP loan funding, private loan funding and illiquid asset funding; (2) an initial term of only 364 days; (3) a pledge of most of the Company’s financial assets to secure the Company’s obligations; (4) commitment and unused liquidity fees; and (5) a comprehensive package of representations, warranties, conditions, covenants (including various financial covenants) and events of default.   CBNA’s consent generally would be required for the release of collateral for whole loan sales, securitizations, and participation in government funding programs, with the exception of the Department of Education (the Department) sponsored student loan-backed commercial paper conduit, the Department’s Loan Participation Purchase Program and the Department’s Loan Purchase Commitment Program, and with the exception of certain specified potential securitizations in the first quarter of 2010. The terms of the proposed agreement are reflective of, among other things, the still-challenging capital market conditions.

Borrowings contracted prior to maturity of the existing Omnibus Credit Agreement generally would still mature based on their originally contracted maturities, unless a change of control or an event of default, as defined by the proposed new Omnibus Credit Agreement, were to occur.  Under the proposed terms, a change of control is defined as any event that results in an entity other than CBNA or its affiliates owning more than 50% of the voting equity interest in the Company.  If a change of control or an event of default under the new Omnibus Credit Agreement were to occur, all outstanding borrowings under the existing Omnibus Credit Agreement and all new borrowings under the new Omnibus Credit Agreement would become due and payable immediately.

The Company no longer expects that a replacement will be executed with CBNA before December 31, 2009, but does still expect that a replacement will be executed before January 31, 2010.  However, there remains no assurance that a replacement facility will be put in place with CBNA by the expiration of the extended Omnibus Credit Agreement, and, if not put into place, whether and when the Company could obtain sufficient alternate sources of financing on acceptable terms.  If the Company is unable to put into place a replacement, whether from CBNA or otherwise, within required timeframes, the Company would no longer have a committed funding source.  This could have a material adverse effect on, among other things, the Company's ability to originate new loans, repay its debt obligations and fund business operations, and its profitability.

Forward-Looking Statements
Certain statements contained in this report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may increase”, “may result in”, “may fluctuate”, and similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could”.  These forward-looking statements involve risks and uncertainties which could cause the Company’s actual results to differ materially from those the Company expects. For a discussion of risks and uncertainties that may affect the future results of the Company, please see its periodic reports filed with the Securities and Exchange Commission and available on www.sec.gov.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 5, dated as of December 22, 2009, to Omnibus Credit Agreement between the Company and Citibank N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE STUDENT LOAN CORPORATION

Date: December 23, 2009

By: /s/ Scot H. Parnell
Name: Scot H. Parnell
Title: Chief Financial Officer

Exhibit No.	Description
10.1	Amendment No. 5, dated as of December 22, 2009, to Omnibus Credit Agreement between the Company and Citibank N.A.